Exhibit 99.1

Laser Photonics Announces $4 Million Private Placement Priced At-the-Market under Nasdaq Rules

ORLANDO, FL, September 26, 2025 — ORLANDO, FL – Laser Photonics Corporation (NASDAQ: LASE) (“LPC” or the “Company”), $LASE, a global leader in industrial laser systems for cleaning and other material processing applications, today announced that it has entered into definitive agreements for an at-the-market private placement (under NASDAQ rules) for the issuance and sale of:

●	1,098,902 shares of its common stock, at a purchase price of $3.64 per share,
●	Series A warrants to purchase up to an aggregate of 1,098,902 shares of common stock at $3.40 per share,
●	Series B warrants to purchase up to an aggregate of 1,098,902 shares of common stock at $3.40 per share.

The warrants will be exercisable immediately upon issuance. The series A warrants will expire five years after issuance, and the series B warrants will expire eighteen months after issuance.

The aggregate gross proceeds to the Company from the offering are expected to be approximately $4 million, before deducting placement agent fees and other offering expenses. The offering is expected to close on or about September 26, 2025, subject to the satisfaction of customary closing conditions.

The securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants sold in the offering, have not been registered under the Act or applicable state securities laws. Accordingly, such securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement, the Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered securities to be issued in the offering.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ: LASE) is a leading global developer of industrial and commercial laser technologies for cleaning, cutting, engraving and marking. Our CleanTech product line remains the industry’s only 100% environmentally friendly industrial laser cleaning solution and continues to serve as a cornerstone of our offerings targeting Aviation & Aerospace, Automotive, Defense/Government, Energy, Maritime and Space-Exploration sectors. Through the acquisitions of Beamer Laser Systems and Control Micro Systems (CMS), Laser Photonics has broadened its capabilities and expanded its portfolio into new markets, including laser systems for pharmaceutical and semiconductor manufacturing as well as broader industrial manufacturing applications. In addition, our strategic partnership with Fonon Technologies strengthens our position in defense and federal sectors and includes the co-development of its Laser Shield Anti-Drone (LSAD) systems, unlocking opportunities for next-generation defense applications. For more information, visit https://laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including statements regarding the completion of the offering, satisfaction of the closing conditions and use of proceeds therefrom. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. We encourage readers to review the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other periodic reports we file with Securities and Exchange Commission for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations and Media Contact:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com